Exhibit 10.20
ADS PLACE PHASE I, LLC
c/o Duke Realty Corporation
5600 Blazer Parkway, Suite 100
Dublin, OH 43017
August 25, 2006
ADS Alliance Data Systems, Inc. 4590
E. Broad Street Columbus, Ohio 43213
Attn: Bruce McClary

Re:	3100 Easton Square Place
Columbus, Ohio
Ladies and Gentlemen:
          Reference is made to the Lease Agreement dated as of August 25, 2006 (the “Lease”) between ADS Place Phase I, LLC (“Landlord”) and ADS Alliance Data Systems, Inc. (“Tenant”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Lease.
          Tenant acknowledges that it holds an option to purchase the Adjacent Land, as described in Section 16.21 of the Lease which it intends to incorporate into the construction of a second building for its occupancy (“Phase II”). At such time as Tenant elects to proceed with the development of Phase II, Tenant shall deliver to Landlord a written proposal (the “Proposal”) setting forth the material terms and conditions under which Tenant would engage Landlord to act as Tenant’s owner and developer for Phase II.
          Landlord shall have thirty (30) days after receipt of the Proposal to either accept or reject such Proposal. If Tenant does not receive Landlord’s written response within such thirty (30) day period, then Landlord shall be deemed to have rejected the Proposal. In the event Landlord elects to accept the Proposal, Landlord and Tenant shall proceed to negotiate in good faith definitive documentation evidencing such engagement.
          In the event Landlord declines, or is deemed to have declined, the Proposal, then Tenant may proceed to negotiate and enter into an agreement with a third party developer to act as owner and developer for Phase II provided the terms of such engagement (the “Third Party Engagement”) are substantially the same as those originally set forth in the Proposal. Notwithstanding the foregoing, if the terms of the Third Party Engagement are not substantially the same as the terms set forth in the Proposal or better for Tenant, then prior to entering into any binding agreement with such third party, Tenant shall send to Landlord a written proposal (the “Second Proposal”) to act as owner and developer for Phase II on the same terms and conditions as the Third Party Engagement and Landlord shall have the right, exercisable within five (5) days after receipt thereof, to accept the Second Proposal and act as the owner and developer for Phase II. If Tenant does not receive Landlord’s written response to the Second Proposal within such five (5) day period, then Landlord shall be deemed to have rejected the Second Proposal.
          Landlord shall have the right to assign its rights under this letter agreement to any third party developer upon prior notice from Landlord to Tenant.
          This letter agreement shall be governed and construed in accordance with the laws of the State of Ohio.
          This letter agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same agreement.

Sincerely,

ADS PLACE PHASE I, LLC,
a Delaware limited liability company

By:	Duke Construction Limited Partnership,
an Indiana limited partnership, its manager

	By:	Duke Business Centers Corporation, an Indiana corporation, its general partner /

By:

James T. Clark
Senior Vice President
Columbus Operations
AGREED AND ACCEPTED:
ADS ALLIANCE DATA SYSTEMS, INC.
By:
Name: Daniel T. Groomes
Title: Senior Vice President

LEASE AGREEMENT
     THIS LEASE is executed this 25th day of August, 2006 (the “Execution Date”), by and between ADS PLACE PHASE I, LLC, a Delaware limited liability company (“Landlord”), and ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
ARTICLE 1 - LEASE OF PREMISES
     Section 1.01. Basic Lease Provisions and Definitions.
     A. Leased Premises: That certain three (3) story building consisting of approximately 198,602 rentable square feet to be constructed at Easton, Franklin County, Columbus, Ohio (the “Building”), which Building shall be situated on that certain tract or parcel of land containing approximately 13.4 acres as more particularly described in Exhibit A-l attached hereto and made a part hereof by reference (the “Land”), located in Easton Square Place (the “Park”). The Leased Premises, the Building and the Land are sometimes collectively referred to herein as the “Project”. The preliminary lease outline drawing of the Leased Premises is set forth on the site plan of the Project attached hereto as Exhibit A and made a part hereof by reference (the “Site Plan”).
     B. Rentable Area of the Leased Premises: approximately 198,602 rentable square feet.
     “Rentable Area”, “Rentable Square Feet” or variations on such term as used in this Lease means the square footage of Rentable Area as defined in the Building Owners and Managers Association International (“BOMA”) Standard Method for Measuring Floor Area hi Office Buildings American National Standard ANSI-265.1-1996 approved June 7,1996 by American National Standards Institute, Inc. (“BOMA Standards”) which shall be utilized to determine the useable area of the Leased Premises and the usable area of the Building. Within ten (10) days after the Commencement Date, Landlord shall cause the Rentable Area of the Leased Premises to be determined pursuant to BOMA Standards by a qualified architect or engineer who is reasonably acceptable to Landlord and Tenant and who certifies to Landlord and Tenant the number of Rentable Square Feet in the Leased Premises. If the Rentable Area in the Leased Premised is other than 198,602 Rentable Square Feet, Minimum Annual Rent and the Monthly Rental Installments in Section 1.01C and D, the TI Allowance in Section 2.02(10 and the Moving Allowance in Section 2.02(1) shall be adjusted accordingly.

C.	Minimum Annual Rent:

	*Month 1	$0.00
	Months 2-61	**$2,323,643.40 per year
	Months 62 -121	**$2,522,245.44 per year.

D.	Monthly Rental Installments:

	*Month 1	$0.00 per month
	Months 2-61	**$193,636.95 per month
	Months 62-121	**$210,187.12 per month.

*During such time period, Tenant shall not be responsible for paying to Landlord Minimum Annual Rent for the Leased Premises.

** These amounts are based on the Leased Premises containing 198,602 Rentable Square Feet. If the actual Rentable Area of the Leased Premises as determined pursuant to Section 1.01B is not 198,602 Rentable Square Feet, these amounts will be adjusted accordingly.
     E. Term: Ten (10) years and one (1) month, plus the partial calendar month, if any, in which the Commencement Date occurs (the “Original Term”), together with all duly exercised Extension Terms.
     F. Target Commencement Date: November 1, 2007.
     G. Security Deposit: None.

     H. Guarantor: None.
     Broker: Duke Realty Services Limited Partnership representing Landlord.
     J. Permitted Use: Class “A” General office and administrative use, together with related storage, and uses ancillary thereto (such as, but not limited to, an on-site cafeteria).
     K. Address for payments and notices as follows:

Landlord:	ADS Place Phase 1, LLC
c/o Duke Realty Corporation
Attn.: Vice President, Property Management
5600 Blazer Parkway, Suite 100
Dublin, OH 43017

and	The Georgetown Co. Attn:
Jonathan E. Schmerin 667
Madison Avenue New York,
NY 10021

With Rental Payments to:	Duke Realty Corporation
Accounts Receivable Manager
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240

Tenant (prior to occupancy):	ADS Alliance Data Systems,
Inc. Attn: Oren Snell
4590 E. Broad Street
Columbus, OH 43213

and	Alliance Data Systems, Inc.
Attn: General Counsel
17655 Waterview Parkway
Dallas, TX 75252

Tenant (following occupancy):	ADS Alliance Data Systems, Inc
Attn: Oren Snell
4590 E. Broad Street
Columbus, OH 43213

and	Alliance Data Systems, Inc.
Attn: General Counsel
17655 Waterview Parkway
Dallas, TX 75252.
     L. Business Day: Any day other than a Saturday, Sunday or Federal or State of Ohio legal holiday. If any deadline or obligation falls on a non-Business Day, such deadline or obligation shall be extended to the next Business Day.
     M. Exhibits attached hereto:

Exhibit A:	Site Plan of the Project
Exhibit A-1:	Legal Description of the Land
Exhibit B:	Building Description
Exhibit C:	Letter of Understanding
Exhibit D:	Rules and Regulations
Exhibit E:	Agency Disclosure Statement
Exhibit F:	Adjacent Land
Exhibit G:	Landlord’s Rules of Conduct’
     Section 1.02. Lease of Project. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, under the terms and conditions herein, the Project.
ARTICLE 2 — TERM AND POSSESSION
     Section 2.01. Term. The term of this Lease (“Lease Term” or “Term”) shall be for the period of time as set forth in Section 1.01(F) hereof, and shall commence on the date (the “Commencement Date”)

that is the later to occur of: (i) the Target Commencement Date or (ii) Substantial Completion of the Building Description (as all such terms are hereinafter defined).
     Section 2.02. Construction of Tenant Finish Improvements and Possession.
     (a) The scope of the work for the Building shell improvements (the “Shell Work”) to be performed by Landlord, at Landlord’s sole cost and expense, is set forth in the building description and written descriptions thereto all of which are listed and/or set forth on Exhibit B attached hereto and made a part hereof (the “Building Description”). Landlord shall construct in a good workmanlike manner and in accordance with all applicable laws, statutes, codes, ordinances and regulations all of the Shell Work and supply all applicable permits, work, labor, materials and equipment necessary to complete the Shell Work in accordance with the Building Description, which shall include, without limitation, the installation of landscaping, parking lots, driveways and all improvements as described in Exhibit B.
     (b) Landlord shall construct, or shall cause another affiliate of Landlord to construct, in a good and workmanlike manner and in accordance with the applicable laws, statutes, codes, ordinances and regulations the leasehold improvements to the Leased Premises (the “Tenant Improvements”) in accordance with the plans and specifications and/or construction drawings (the “Plans and Specifications”), which shall be prepared by Landlord and mutually agreed upon by the parties following the execution of this Lease. Landlord shall obtain all applicable permits, work, labor, materials and equipment necessary or desirable for the completion of such Tenant Improvements. Tenant and Landlord shall reasonably cooperate and use reasonable efforts to have the Plans and Specifications mutually approved by October 5, 2006. Following Tenant’s approval of the Plans and Specifications, Landlord shall solicit, but shall not be obligated to obtain, competitive bids from at least three (3) subcontractors for each major trade. Landlord and Tenant shall review the bids jointly and Landlord shall consult with the Tenant on selection of sub-contractors and then Landlord shall select one sub-contractor for each item bid. Landlord agrees to use good business judgment in its selection of sub-contractors and pricing and timing shall be significant factors in Landlord’s selection of sub-contractors. Promptly following the selection of a subcontractor for each major trade, Landlord shall deliver to Tenant a statement of the cost to construct and install all of the Tenant Improvements (the “Cost Statement”). Tenant acknowledges and agrees that the Cost Statement shall include design fees and a ten percent (10%) construction management fee payable to the project’s construction manager or general contractor (who may be an affiliate of Landlord) and Landlord represents that such fees have been included in all estimates provided by Landlord to Tenant prior the Execution Date. Tenant agrees to acknowledge the Cost Statement in writing within three (3) business days following Landlord’s written request therefor.
     (c) Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule. Tenant agrees to coordinate with Landlord regarding the installation of Tenant’s phone and data wiring and any other trade related fixtures that will need to be installed in the Leased Premises prior to Substantial Completion. Landlord agrees to cooperate with Tenant so that Tenant can install any phone and data wiring and other items which should be installed before walls, ceiling and flooring is completed. Thirty (30) days prior to the Commencement Date, Tenant shall have the right and privilege of going onto the Leased Premises to begin fixturing and to complete interior decoration work and to prepare the Leased Premises for its occupancy (which right shall expressly exclude making any structural modifications); provided, however, that its schedule in so doing shall be communicated to Landlord and the reasonable approval of Landlord secured. Landlord agrees to reasonably cooperate with Tenant in Landlord’s completion schedule so that Landlord substantially completes its work in parts of the Building as required by Tenant to facilitate Tenant’s completion of the Leased Premises for its occupancy in a manner which minimizes conflicts between Landlord’s completion work and Tenant’s work and facilitates Tenant’s orderly occupancy of the Leases Premises. Subject to the forgoing, Tenant shall not unreasonably interfere with the other work of Landlord being carried on at such time; provided such work by Tenant does not unreasonably interfere with other work of Landlord being carried on at the time. Landlord shall have no responsibility or liability whatsoever for any loss or damage to any of Tenant’s leasehold improvements, fixtures, equipment or any other materials installed or left in the Leased Premises by Tenant unless due to Landlord’s negligence or willful misconduct or the negligence or willful misconduct of Landlord’s agents, employees or contractors. During any entry prior to the Commencement Date (i) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay Rent, (ii) Tenant shall not unreasonably interfere with Landlord’s completion of the Tenant Improvements, (iii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct, which are attached hereto as Exhibit G, and (iv) Tenant shall not begin operation of its business. Tenant acknowledges that Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant.
     (d) Tenant shall have the right to request changes to the Plans and Specifications at any time following the date of approval by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within five (5) business days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (i) execute and return the Change Order Memorandum of Agreement to Landlord, or (ii) retract its request for the Change Order. At Landlord’s option, Tenant shall pay Landlord (or Landlord’s designee), within twenty (20) days following Landlord’s request, one-half of any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement and one-half upon completion of such work. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord one-half of any increase in the cost of construction resulting from said Change Order. If any Change Order result in a net decrease in cost such amount shall credited to any amount payable by Tenant to Landlord pursuant to Section 2.02(h) following Substantial Completion or be added to any credit against Rent as provided in Section 2.02(h).
     (e) For purposes of this Lease (i) “Substantial Completion” (or any grammatical variation thereof) shall mean completion of construction of the Shell Work and the Tenant Improvements, subject only to punchlist items to be identified by Landlord and Tenant in a joint inspection of the Leased Premises prior to Tenant’s occupancy, the completion of which will not materially affect Tenant’s use and occupancy of, or ability to obtain an occupancy permit for the Leased Premises (Tenant acknowledging, however, that even if Landlord has Substantially Completed the Tenant improvements, Tenant may not be able to obtain an occupancy permit for the Leased Premises because of the need for completion of all or a portion of improvements being installed in the Leased Premises directly by Tenant, in which case the Leased Premises shall be deemed Substantially Complete); and (ii) “Tenant Delay” shall mean any delay in the completion of the Tenant Improvements attributable to Tenant, including, without limitation, (A) Tenant’s failure to meet any time deadlines specified herein, (B) Change Orders, (C) Tenant’s requirements for special work or materials, finishes or installations other than those provided for in the Building Description and the Plans and Specifications, (D) the performance of any other work in the Leased Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work which does not result from the acts or omissions of Landlord or its employees, agents, contractors or subcontractors, and (E) any other act or omission of Tenant.
     (f) Notwithstanding anything to the contrary contained in Section 2.01 above, if Substantial Completion of the Tenant Improvements is delayed beyond the Target Commencement Date as a result of Tenant Delay, then, for purposes of determining the Commencement Date, Substantial Completion of the Tenant Improvements shall be deemed to have occurred on the date that Substantial Completion of the Tenant Improvements would have occurred but for such Tenant Delay. Without limiting the foregoing, Landlord shall use commercially reasonable speed and diligence to Substantially Complete the Tenant Improvements on or before the Target Commencement Date. In the event Substantial Completion is delayed beyond thirty (30) days from the Target Commencement Date, and such delay is not caused by a Tenant Delay or force majeure event, Rent shall abate one day for every day of delay beyond such thirty (30) day period. Such abatement shall equal one day’s Rent as provided in Section 1.01D for months 2-61 for each day of such delay and shall be deducted on a daily basis from the first Monthly Rental Installments until fully recouped. Promptly following the Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (x) the Commencement Date of this Lease, and (y) except for any punchlist items and latent defects which are not reasonably determinable during the joint inspection provided in Section 2.02(e) above, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items and latent defects which are not reasonably determinable during the joint inspection provided in Section 2.02(e) above.
     (g) Provided that the need to exercise the warranty referenced herein is not created by the negligence or willful misconduct of Tenant, its contractors, employees, or agents, Landlord hereby warrants the Shell Work and the Tenant Improvements for a period of twelve (12) months from the Commencement Date (the “Warranty Period”), After the expiration of the Warranty Period, Landlord shall (i) assign to Tenant all warranties (if assignable) from subcontractors and material suppliers for materials, workmanship, fixtures or equipment installed by Landlord in the Leased Premises to the extent such warranties continue in effect after the expiration of the Warranty Period; or (ii) to the extent not assignable, enforce such warranties at Tenant’s request, and at Tenant’s sole cost and expense.
     (h) TI Cost. Landlord shall construct the Tenant Improvements, but in no event shall the Landlord bear the cost of the Tenant Improvements (the “TI Costs”) in excess of Thirty-seven Dollars and Forty-eight Cents ($37.48) per Rentable Square Foot of the Leased Premises (Seven Million Four Hundred Forty-three Thousand Six Hundred Two Dollars and Ninety-six Cents ($7,443,602.96)) if the Leased Premises contain 198,602 Rentable Square Feet, or as adjusted per Section 1.01 (the “TI Allowance”). If, following Tenant’s approval (or deemed approval) of the Plans and Specifications, the

Cost Statement shows that the TI Costs will exceed the TI Allowance, Tenant shall deliver to Landlord, within twenty (20) days following Landlord’s written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the TI Allowance within twenty (20) days of Landlord’s request therefor. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder, hi addition, all delinquent payments shall accrue interest at 12% per annum. If the TI Costs are less than the TI Allowance (taking into account any increases or decreases resulting from any Change Orders), such savings shall be a credit against the initial Monthly Rental Installments, until such savings are fully credited.
     (i) Moving Allowance. Landlord shall pay to Tenant within thirty (30) days after the Commencement Date Three Hundred Ninety-seven Thousand Two Hundred Four Dollars ($397,204.00) (Two Dollars ($2.00)) per rentable square foot of the Leased Premises) (the “Moving Allowance”) on account of Tenant’s moving and relocation costs and expenses. The Moving Allowance shall be paid to Tenant regardless of Tenant’s actual moving costs.
     Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall immediately surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, ordinary wear and tear and loss or damage due to third parties, fire or other casualty and eminent domain excepted. Tenant shall remove its personal property and computer equipment (including wiring and cabling) from the Leased Premises, at its sole cost and expense. Tenant shall, at its expense, promptly repair any damage caused by any such removal, and shall restore the Leased Premises to the condition existing prior to the installation of the items so removed (normal wear and tear excepted). All Tenant property which is not removed within ten (10) business days following Landlord’s written demand therefor (provided such notice is delivered after the expiration or termination of this Lease and Tenant is granted any license necessary to enter the Leased Premises to remove such property) shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. The provisions of this Section 2.03 shall survive the expiration or other termination of this Lease.
     Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall become a tenant from month to month at one hundred fifty percent (150%) of the Monthly Rental Installment for the Leased Premises in effect upon the date of such expiration or earlier termination (the “Holdover Rent”), and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease. Tenant shall vacate and surrender the Leased Premises to Landlord upon Tenant being given thirty (30) days prior written notice from Landlord to vacate. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event, but one-third 1/3 of the Holdover Rent paid will be credited against any other damages which Landlord incurs as a result of such holdover.
ARTICLE 3 - RENT
     Section 3.01. Minimum Annual Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without deduction or offset, except as otherwise provided in Section 2.02(f) of this Lease, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.
     Section 3.02.: Additional Rent. It is the intention of the parties hereto that, during the Term, this Lease shall be a “triple net bondable” lease and it is agreed and intended that Minimum Annual Rent and Additional Rent shall be paid, except to the extent otherwise expressly specified in this Lease, without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term is absolute and unconditional in all respects, except to the extent otherwise expressly specified in this Lease, the obligations and liabilities of Tenant to pay Minimum Annual Rent and Additional Rent hereunder arising during or otherwise relating to the Term shall in no way be released, discharged or otherwise affected for any reason, including, without limitation, the following: (i) any defect in the condition, merchantability, design, quality, construction or fitness for use of the Leased Premises or any part thereof; (ii) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Premises or any part thereof, or any environmental conditions on the Leased Premises or any property in the vicinity of the Leased Premises; (iii) any restriction, prevention, or curtailment of or interference with any use of the Leased Premises or any part thereof including eviction; (iv) any defect in title to or rights to the Leased Premises or any lien on such title or rights to the Leased Premises; (v) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (vi) any failure on the part of Landlord, or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement: (vii) any invalidly, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or Landlord or any provision hereof; (viii) the impossibility of performance by Tenant or Landlord, or both; (ix) any action by any court, administrative agency or other Governmental Authority; (x) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Premises; (xi) any failure of Tenant to have the right of possession or actual possession of the Premises; or (xii) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing.
     Except as otherwise specifically set forth in this Lease during the Term, this Lease shall not be terminable by Tenant for any reason whatsoever and, except as otherwise expressly provided in this Lease, Tenant waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder in each case to the fullest extent now or hereafter permitted by Legal Requirements.
     In addition to the Minimum Annual Rent Tenant shall pay, either directly or by reimbursement to Landlord, as “Additional Rent,” all costs and expenses during the Lease Term for Real Estate Taxes and Operating Expenses for the Project (collectively “Building Expenses”).
     “Operating Expenses” shall mean all expenses for operation, repair, replacement and maintenance to keep the Project in good order, condition and repair, including, but not limited to, utilities; stormwater discharge fees; license, permit, inspection and other fees; fees and assessments imposed by any covenants or owners’ association; security services; insurance premiums and deductibles; and maintenance, repair and replacement of the driveways, parking areas (including snow removal), exterior lighting, landscaped areas, walkways, curbs, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof and gutters except for the cost to repair, correct or replace defective construction of the Project for which Landlord is responsible under this Lease during the Warranty Period as expressly provided in Section 2.02(g) above.
     “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, fifty percent (50%) of any commercial rental tax applicable to the Project (the other fifty percent being paid by Landlord), improvement bond or other similar charge or tax (other than inheritance, personal income, franchise or estate taxes) imposed upon the Building (or against Landlord’s business of leasing the Building) or Land, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of Real Estate Taxes (but deducting therefrom all reductions or refunds received by Landlord as a result of any such contest, appeal or otherwise) and deducting or excluding, as applicable, all applicable tax abatements. Additionally, .Tenant shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Leased Premises. Landlord will make reasonable efforts to have real estate taxes bills sent directly to Tenant during the Term, but if they cannot be sent directly to Tenant, Landlord will provide such bills to Tenant promptly after Landlord receives such bills and Landlord shall be responsible for any penalties or interest resulting from Landlord’s failure to promptly deliver such bills to Tenant. Landlord shall also provide some reasonably verifiable document, or an officer’s certificate, evidencing the commercial rental tax due. Landlord hereby authorizes Tenant, at Tenant’s sole cost and expense, to contest any assessments or valuations of the Project for real estate tax purposes and authorizes Tenant to pursue such contests in Landlord’s name, if required by law.
     Section 3.03. Payment of Additional Rent. Unless Tenant is in Default hereunder, Tenant shall pay the Building Expenses directly to the applicable payees as such Building Expenses become due and payable. In the event of a Tenant Default and thereafter, Landlord shall estimate the total amount of Additional Rent to be paid by Tenant during each calendar year of the Lease Term, pro-rated for any partial years. Following a Tenant Default and Landlord’s notice, Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Additional Rent for such year. Within a reasonable time after the end of each calendar year, Landlord shall submit to Tenant a statement of the actual amount of such Additional Rent and within thirty (30) days after receipt of such statement, Tenant shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year. In the event of overpayment, Landlord shall credit the amount of such overpayment toward the next installments of Minimum Rent. Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the sixty (60) day period following the delivery of Landlord’s statement of the actual amount of the Additional Rent (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Additional Rent for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Additional Rent. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Additional Rent. All of the information obtained through Tenant’s inspection, as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees, and Tenant shall cause its independent professionals to be similarly bound.
     Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to timely pay any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall not be paid after the expiration of all applicable notice and cure periods, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate (as set forth in the Wall Street Journal) of interest plus three and three-fourths percent (3.75%) per annum or the maximum interest rate allowed by law, whichever is less (collectively, the “Interest Rate”).
ARTICLE 4 — SECURITY DEPOSIT — [Intentionally Omitted].
ARTICLE 5 — OCCUPANCY AND USE
     Section 5.01. Use. The Leased Premises shall be used by Tenant for the Permitted Use and for no other purposes without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant shall have access to the Project during the Lease Term twenty-four (24) hours a day, seven (7) days a week.
     Section 5.02. Covenants of Tenant Regarding Use. Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with the Declaration of Covenants, Conditions and Restrictions for Easton made by MORSO Holding Co. of record in Official Record Volume 32534, page C-08, as amended by First Amendment to Declaration of Covenants, Conditions, Restrictions for Easton of record in Official Record Volume 34316, page C-06, as amended by Second Amendment to Declaration of Covenants, Conditions and Restrictions for Easton of record in Instrument Number 199804240098650, as amended by Third Amendment to Declaration of Covenants, Conditions and Restrictions for Easton of record in Instrument Number 200005120094010, as amended by Fourth Amendment to Declaration of Covenants, Conditions and Restrictions for Easton of record in Instrument Number 200207190177934, as re-recorded in Instrument Number 200308050246689, as amended by Fifth Amendment to Declaration of Covenants, Conditions and Restrictions for Easton of record in Instrument Number 200303280089787, as amended by Sixth Amendment to Declaration of Covenants, Conditions and Restrictions for Easton of record in Instrument Number 200410120236907, Recorder’s Office, Franklin, County, Ohio, and all Laws now in force or which may hereafter be in force, including without limitation those which shall impose upon Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, (iii) comply with and obey all the rules and regulations attached hereto as Exhibit D, as may be reasonably modified from time to time by notice to Tenant. Tenant shall not do or permit anything to be done in or about the Leased Premises or the Land, which constitutes a legal nuisance. Tenant shall not use the Leased Premises, or allow the Leased Premises to be used, for any purpose or in any particular manner different from the Permitted Use which would invalidate any policy of insurance now or hereafter carried on the Building. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Tenant at its sole expense.
     Section 5.03. Landlord’s Rights Regarding Use. In addition to the rights specified elsewhere in this Lease, Landlord shall have the following rights regarding the use of the Leased Premises, the Building, or the Land, which may be exercised without notice or liability to Tenant: Landlord, its employees and agents and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times, upon prior Written notice to Tenant (at least forty eight (48) hours prior notice, except in the event of an emergency in which case no notice shall be required), for the purposes of examining or inspecting the same, showing the same to prospective purchasers, mortgagees or, within the last twelve (12) months of the Lease Term to tenants and for making such repairs and replacements to and maintaining the Leased Premises, the Building and the Land as Landlord may deem necessary in the event Tenant is in Default hereunder (such cost and expense of said repairs, replacement and maintenance shall be Additional Rent hereunder unless otherwise provided herein). Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor; provided, however, that Landlord complies with the terms of this Section 5.03 and in exercising its rights hereunder, Landlord agrees to use commercially reasonable efforts to not interfere with Tenant’s business operations or obstruct or prevent access to and egress from the Leased Premises or the Project. Except in the case of emergency, Tenant shall be entitled to have a representative of Tenant accompany Landlord, its employees, agents, contractors, invitees or licensees (collectively, “Landlord’s Representatives”) while they are in the Leased Premises and all Landlord’s Representatives shall comply with all reasonable security and confidentiality requirements of Tenant. Landlord acknowledges that all information concerning Tenant’s business, including, without limitation, information regarding Tenant’s employees, customers, operations, procedures, processes and financials are confidential and proprietary to Tenant and shall not be disclosed to any third parties by any of Landlord’s Representatives. Among other requirements, Tenant may require that any and all of Landlord’s Representatives sign confidentiality agreements as a condition of entry into the Leased Premises.
     Section 5.04. Parking. Prior to the Commencement Date, as part of Landlord’s Shell Work, Landlord shall construct the parking areas upon the Land serving the Leased Premises, in a good and workmanlike, first-class manner, in compliance with all applicable Laws (including, without limitation, the Americans with Disabilities Act), with no fewer than approximately nine hundred seventy-one (971) parking spaces for passenger vehicles.
     Section 5.05. Quiet Enjoyment. Upon payment by Tenant of the Rent reserved and provided to be paid by Tenant hereunder and upon the keeping, observance and performance by Tenant of all of the terms, covenants, conditions and provisions of this Lease on Tenant’s part to be kept, observed and performed, Tenant shall peaceably and quietly hold and enjoy the Project for the Lease Term without hindrance or interruption by Landlord or by any person or persons claiming or holding by, through or under Landlord.
ARTICLE 6 — UTILITIES AND OTHER BUILDING SERVICES
     Section 6.01. Services. Tenant shall obtain in its own name and shall pay directly to the appropriate supplier the cost of all utilities serving the Project.
     Section 6.02. Interruption of Services. Tenant understands, acknowledges and agrees that any one or more of the utilities or other building services may be interrupted by accident, emergency or other causes beyond Landlord’s control (which shall not include Landlord’s failure to pay any sums owed to the service provider); that Landlord does not represent or warrant the uninterrupted availability of such utilities or building services; that any such interruption shall not be deemed an eviction or disturbance of Tenant’s right to possession, occupancy and use of the Leased Premises or any part thereof, or render Landlord liable to Tenant for damages by abatement of rent or otherwise, or relieve Tenant from the obligation to perform its covenants under this Lease; and that Landlord shall not be liable to Tenant for any injury, loss or damage occasioned by the bursting, stoppage or leaking of water, gas, sewer or other pipes, except to the extent caused by Landlord’s negligence or willful misconduct or the negligence or willful misconduct of Landlord’s agents, employees or contractors.
ARTICLE 7 — REPAIRS. MAINTENANCE, ALTERATIONS,
IMPROVEMENTS AND FIXTURES
     Section 7.01. Repair and Maintenance. Tenant shall, at its own cost and expense, maintain the Project in good condition, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, heating and air conditioning systems, plate glass, floors, windows and doors, and plumbing systems. Tenant shall obtain a preventive maintenance contract on the heating, ventilating and air-conditioning systems and provide Landlord with a copy thereof or otherwise provide such preventive maintenance. The preventive maintenance contract or Tenant’s preventive maintenance program shall meet or exceed Landlord’s standard maintenance criteria, and shall provide for the inspection and maintenance of the heating, ventilating and air conditioning system on at least a quarterly basis. Tenant shall make all necessary repairs, replacements and maintenance to the roof, sprinkler systems, exterior walls, foundation, structural frame of the Building and the parking and landscaped areas and other areas of the Project. All obligations of Tenant hereunder shall be conducted in a manner consistent with a Class “A” office building.
     Section 7.02. Alterations or Improvements. Tenant shall not be permitted to make any alterations of the Leased Premises that (i) affect the Building structure or any Building system, or (ii) result in any changes to the exterior of the Building or to the Land, unless and until the plans have been approved in advance by Landlord in writing. Such approval shall not be unreasonably withheld, conditioned or delayed. As a condition of any approval required hereunder, Landlord may require Tenant to remove the alterations and repair any damage to the Project upon expiration or earlier termination of this Lease, provided Landlord earmarks or identifies at the time of consent and prior to installation, any alterations or improvements that must be removed at the end of the Lease Term. If Landlord consents to Tenant’s performance of alterations or additions to the Project or if consent is not required under this Section 7.02, then Tenant shall ensure that all alterations and improvements which are made or necessitated thereby shall be made in accordance with all applicable Laws, in a good and workmanlike manner and in quality equal to or better than the original construction of the Building and shall comply with such reasonable requirements as Landlord considers necessary or desirable. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Any alterations or improvements to the Leased Premises, except movable office furniture and equipment, machinery and all generators and trade fixtures, shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant; provided that Tenant may remove upgrades to existing systems, which are installed by Tenant as alterations, provided that Tenant restores original systems to the condition that existed prior to such alteration, and Tenant may remove additions to existing systems made by Tenant as alterations provided that such removal does not materially and adversely affect the operation of such system as it existed prior to such additions. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Land for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after Tenant becomes aware of such filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien.
     Section 7.03. Trade Fixtures. Any trade fixtures installed on the Leased Premises by Tenant at its own expense, such as movable partitions, counters, shelving, showcases, mirrors and the like (including removal alternatives as provided in Section 7.02 above), may, and, at the request of Landlord, shall be removed on the expiration or earlier termination of this Lease, as provided in Section 2.03, provided that Tenant bears the cost of such removal, and further that Tenant repairs at its own expense any and all damage to the Leased Premises resulting from such removal. If Tenant fails to remove any and all such trade fixtures from the Leased Premises on the expiration or earlier termination of this Lease, all such trade fixtures shall become the property of Landlord unless Landlord elects to require their removal, in which case Tenant shall, at its expense, promptly remove the same and repair any damage to the Leased Premises caused by such removal.
ARTICLE 8 — INDEMNITY AND INSURANCE
     Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Land, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Land at the invitation, direction or acquiescence (express or implied) of Tenant shall be referred to herein, collectively, as “Tenant’s Property”. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Land, except to the extent of personal injury or property loss or damage (to the extent not covered by insurance) which results directly from the negligence or willful misconduct of Landlord, its agents, employees or contractors or results from breach by Landlord under this Lease. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waiver contained in Section 8.05 below. In the event of any conflict between the provisions of Section 8.01, the provisions of Section 8.05 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.
     Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Land, or (b) arising out of any other act or occurrence within the Leased Premises, the Building or on the Land in all such cases, except to the extent of personal injury or property loss or damage (to the extent not covered by insurance) which results directly from the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.05 below, hi the event of any conflict between the provisions of Section 8.05 below and this Section 8.02, the provisions of Section 8.05 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.
     Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.05 below. In the event of any conflict between the provisions of Section 8.05 below and this Section 8.03.

the provisions of Section 8.05 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.
     Section 8.04. Tenant’s Insurance.
     (a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:
          (i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises, the Building and the Land, and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000, and with general aggregate limits of not less than $10,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.
          (ii) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building and betterments (including alterations or additions performed by Tenant pursuant hereto, and any improvements made pursuant to Section 2.02 above) and Tenant’s Property, which insurance shall include an agreed amount endorsement waiving coinsurance limitations.
          (iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.
          (iv) Business Interruption Insurance. Business Interruption Insurance with limits of not less than an amount equal to one (1) year’s rent hereunder.
     (b) All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A- IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability policies. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsement(s) to Tenant’s commercial general liability policy evidencing primary and non-contributory coverage afforded to the appropriate additional insureds, unless the policy contains an automatic endorsement for contractual liabilities, then the certificate of insurance evidencing the additional insured shall suffice. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with a mutually convenient date to review all insurance policies, including all endorsements, evidencing the coverages required hereunder in Tenant’s office. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.
     Section 8.05. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Tenant and Landlord hereby waive any rights each may have against the other on account of any loss of or damage to their property, the Leased Premises, its contents, or other portions of the Building arising from any risk which is required to be insured under this Lease. The special form coverage insurance policies maintained by Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord.
ARTICLE 9 — CASUALTY AND EMINENT DOMAIN
     Section 9.01. General Provisions. Subject to Tenant’s rights to utilize or obtain the same in accordance with Section 9.03, Tenant hereby irrevocably assigns to Landlord any award, compensation or insurance payment to which Tenant may become entitled by reason of Tenant’s interest in the Leased Premises (i) if the use, occupancy or title of the Project or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (“Condemnation”) or (ii) if the Project or any part thereof is damaged or destroyed by fire, flood or other casualty (“Casualty”) (all awards, compensations, and insurance payments on account of any Condemnation or Casualty (net of any amounts applicable to Tenant’s Property) are hereinafter collectively called “Compensation”). In the event of any Casualty, or in the event of a Condemnation or threatened Condemnation with respect to the Project, Tenant or Landlord (whoever receives notice first) shall give prompt written notice thereof to the other (if such notice is from Tenant, it shall set forth Tenant’s good faith estimates of the cost of repairing or restoring any damage or destruction caused thereby, or, if Tenant cannot reasonably estimate the anticipated cost of restoration, Tenant shall nonetheless give Landlord prompt notice of the occurrence of any such Casualty or Condemnation, and will diligently proceed to obtain estimates to enable Tenant to quantify the anticipated cost of such restoration, whereupon Tenant shall promptly notify Landlord of such good faith estimate). Landlord may, if it reasonably so elects, participate in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation, and Landlord shall collect any such Compensation at Landlord’s sole cost. Notwithstanding Landlord’s right to participate therein, Tenant, at Tenant’s sole cost, shall initiate, conduct and control any such proceeding, action, negotiation, prosecution or adjustment, unless a Default shall have occurred and be continuing, in which event Landlord shall have the sole right to conduct and control such proceedings, actions, negotiations, prosecutions and adjustments. All Compensation shall be applied pursuant to the applicable provisions of this Article 9, and all such Compensation (less the reasonable costs and expenses of Tenant, in all cases, and Landlord, only if Landlord conducts and controls such proceedings after a Default by Tenant, in collecting such Compensation), is herein called the “Net Proceeds”.
     Section 9.02. Major Condemnation and Major Casualty. If a Condemnation shall take more than twenty percent (20%) of the Land or the Net Proceeds of such Condemnation shall be for an amount in excess of $5,000,000, or if a Casualty shall occur which prevents Tenant from using more than fifty percent (50%) of the Leased Premises for a period in excess of twelve (12) months, Tenant shall provide evidence thereof reasonably acceptable to Landlord (herein, a “Major Casualty” and a “Major Condemnation”), then Tenant shall, not later than thirty (30) days after such Major Condemnation or Major Casualty, as the case may be, deliver to Landlord (i) notice of its intention to terminate this Lease with respect to such Project on the first Minimum Annual Rent payment date (the “Lease Termination Date”) which occurs not less than 30 days and not more than 90 days after the delivery of such notice and (ii) a certificate of Tenant describing the event giving rise to such termination and stating that Tenant has determined in good faith that such Major Condemnation or Major Casualty, as the case may be, has rendered the Project unsuitable for restoration for continued use and occupancy in Tenant’s business and is relinquishing any rights to the Net Proceeds, and (iii) documentation to the effect that termination of this Lease with respect to the Project will not be in violation of any agreement then in effect with which Tenant is obligated to comply pursuant to this Lease.
     Section 9.03. Less than Major Condemnation or Casualty.
     (a) If, after a Condemnation or Casualty, Tenant is not permitted to give or, if permitted, does not give notice of its intention to terminate this Lease with respect to the Project as provided in Section 9.02 (and is not required to give such notice pursuant to Section 9.02), then this Lease shall continue in full force and effect and Tenant shall, at its expense, promptly rebuild, replace or repair the Building and Leased Premises in conformity with the requirements of Sections 2.02 (including referenced exhibits and Plans and Specifications) and 7.02 so as to restore the applicable Project (in the case of Condemnation, as nearly as practicable) to the condition and fair market value thereof immediately prior to such occurrence (or if the Project was under renovation at such time, to the condition and fair market value thereof at the time of completion of renovation). Prior to any such rebuilding, replacement or repair, Tenant shall deliver its reasonable estimate of the cost thereof, which shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld (the cost approved by Landlord is referred to as the “Restoration Cost”).
     (b) The Restoration Cost must be confirmed by an architect reasonably acceptable to Landlord (an “Architect”), and if the Restoration Cost is more than the amount of Net Proceeds, the Tenant shall deliver or cause to be delivered to Landlord or its designee (i) cash collateral in an amount equal to such excess, or (ii) an unconditional, irrevocable, clean sight draft letter of credit, in form and substance, and issued by a bank, acceptable to Landlord in its reasonable discretion, in the amount of such excess, or (iii) a bond in form and from an institution reasonably acceptable to Landlord in the amount of such excess; or (iv) evidence acceptable to Landlord that the excess has been expended in performing the restoration work prior to any funds being drawn from the Net Proceeds.
     (c) The Restoration Cost shall be paid first out of Tenant’s own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with such occurrence, after which expenditure Tenant shall be entitled to receive the Net Proceeds, but only against certificates of Tenant (and lien releases and other items generally and reasonably required in connection with disbursement of construction loan or insurance proceeds) delivered to Landlord from time to time as such work or rebuilding, replacement and repair progresses, each such certificate describing the work for which Tenant is requesting payment and the cost incurred by Tenant in connection therewith and stating that Tenant has not theretofore received payment for such work. In addition, in such event the Restoration Cost shall be disbursed in accordance with the procedure set forth in Section 9.03(e) below. Any Net Proceeds remaining after final payment has been made for such work and after Tenant has been reimbursed for any portions it contributed to the Restoration Cost shall be shared equally by Landlord and Tenant, hi the event of any temporary Condemnation, this Lease shall remain in full force and effect and so long as no Event of Default shall have occurred and be continuing the Net Proceeds allocable to such temporary Condemnation shall be paid to Tenant except that such portion of the Net Proceeds allocable to the period after the expiration or termination of the term of this Lease shall be paid to Landlord. If the cost of any rebuilding, replacement or repair required to be made by Tenant pursuant to this Section 9.03 shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Tenant. Tenant shall not be entitled to disbursements of the Net Proceeds if a Default has occurred and is continuing.
     (d) The Minimum Annual Rent and the Additional Rent payable under the provisions of this Lease shall not be affected, altered or reduced by any Casualty or Condemnation. Tenant’s obligation to continue to pay Minimum Annual Rent and Additional Rent shall continue notwithstanding any such Condemnation or Casualty.
     (e) If the Restoration Costs are required to be held by Landlord or its designee pursuant to this Lease, then such Net Proceeds shall be held by Landlord or its designee and shall be paid out from time to time to Tenant as the work progresses (less any cost to Landlord or its designee of recovering and paying out such proceeds, including, without limitation, reasonable attorneys’, trustees’ or escrow fees relating thereto and costs allocable to inspecting the work and the plans and specifications therefor), subject to each of the following conditions:
          (i) Each request for payment shall be made on not less than ten (10) business days’ prior notice to Landlord, and shall be accompanied by an officer’s certificate (or if such work is being performed under the supervision of an Architect, by a certificate of such Architect), stating (A) in the case of an officer’s certificate only, that no Default exists hereunder, (B) that, based upon an inspection of the Project, all of the work completed has been done in substantial compliance with the approved plans and specifications, if required, (C) that the sum requested is validly required to reimburse Tenant for payments by Tenant, or is validly due to the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the work (giving a brief description of such services and materials), and that when added to all sums previously paid out by Landlord does not exceed the value of the work done to the date of such certificate, (D) if the sum requested is to cover payment relating to repair and restoration of personal property required or relating to the Project, that title to the personal property items covered by the request for payment is vested in Landlord or Tenant, as applicable, and (E) the remaining cost to complete such work and that the remaining amount held by Landlord (together with any amounts contemporaneously deposited by Tenant with Landlord or Lender in connection therewith) shall be sufficient to cover such cost of completion; provided, however, that if such certificate is given by an Architect, such Architect shall certify as to clause (B) above, and Tenant shall certify as to the remaining clauses above, and provided, further, that Landlord shall not be obligated to disburse such funds if it determines, in its reasonable discretion, that Tenant shall not be in compliance with this Section 9.03(e)(i). Additionally, each request for payment shall contain a statement signed by Tenant approving both the work done to date and the work covered by the request for payment in question.
          (ii) Each request for payment shall be accompanied by waivers of lien reasonably satisfactory to Landlord covering that part of the work for which payment or reimbursement has been made as of the date shown on the current request and, if required by Landlord, a search prepared by a title company or by other evidence satisfactory to Landlord that there has not been filed with respect to the Project any mechanics, or other lien or instrument for the retention of title relating to any part of the work not discharged of record and such other contractors’ affidavits, plots of survey and evidence of cost, payment and performance as Landlord may reasonably request and approve. Additionally, as to any personal property covered by the request for payment, Landlord shall be furnished with evidence of payment therefor.
          (iii) Landlord, and its architects or duly authorized construction representatives, shall have the right to inspect the work at all reasonable times upon reasonable prior notice and may condition any disbursement of Net Proceeds upon the satisfactory completion, as determined in the reasonable discretion of Landlord, of any portion of the work for which payment or reimbursement is being requested. Neither the approval by Landlord of any required plans and specifications for the work nor the inspection by Landlord of the work shall make Landlord responsible for the preparation of such plans and specifications or the compliance of such plans and specifications, or of the work, with any applicable legal requirement, covenant or agreement.
          (iv) Net Proceeds shall not be disbursed more frequently than once every thirty (30) days. No disbursement made prior to final completion of any item of work shall cause the aggregate amount disbursed with respect to such item of work to exceed 90% of the value of the portion of such item of work which has been completed if, at the time of such disbursement a Default has occurred and is continuing.
          (v) So long as a Default shall have occurred and be continuing, Landlord may apply any Net Proceeds held by it to continue the restoration and repair of the Project.
     Net Proceeds held by Landlord in accordance with this Section shall be held in an interest bearing account if (A) such an account is available at the institution at which Landlord holds such Net Proceeds, and (B) Landlord determines, in its reasonable judgment, that holding the Net Proceeds in such an account is practical under the then existing circumstances. Any interest earned on the Net Proceeds shall be a part of the Net Proceeds, and shall be disbursed in accordance with this Lease.
     (f) Notwithstanding any other provision of this Section, if Tenant is then currently maintaining a S&P rating of BBB and in Tenant’s reasonable judgment the cost of the Work (as hereinafter defined) is less than $2,000,000 with respect to any one casualty or partial condemnation, such Work can be completed in less than one hundred eighty (180) days (subject to Force Majeure) and no Default has occurred and is continuing, then Landlord, upon request by Tenant, shall permit Tenant to apply for and receive the Net Proceeds directly from the insurer or payor thereof (and Landlord shall advise such insurer or payor to pay over such Net Proceeds directly to Tenant), provided that Tenant shall promptly and diligently commence and complete such Work in a good and workmanlike manner.
     (g) If a Default shall have occurred and be, continuing or if Tenant (i) shall fail to submit to Landlord for approval plans and specifications (if required pursuant to Section 9.03(b) hereof) for the work (the “Work”) (approved by the Architect and by all governmental authorities whose approval is required), (ii) after any such plans and specifications are approved by all such governmental authorities, the Architect and Landlord, shall fail to commence promptly such Work, (iii) after Landlord has released the Net Proceeds to the extent provided for hereunder, shall fail to diligently prosecute such Work to completion, or (iv) shall materially fail in any other respect to comply with the Work obligations under this Section 9.02, then in addition to all other rights available hereunder, at law or in equity, Landlord or any receiver of the Project or any portion thereof, upon fifteen (15) days prior written notice to Tenant (except in the event of emergency in which case no notice shall be required), may (but shall have no obligation to) perform or cause to be performed such Work, and may take such other steps as Landlord deems advisable (but such performance shall not cure the Default of Tenant). Tenant hereby waives, for Tenant and all others holding under or through Tenant, any claim, other than for negligence or willful misconduct, against Landlord and any receiver arising out of any act or omission of Landlord or such receiver pursuant hereto, and Landlord may apply all or any portion of the Net Proceeds (without the need to fulfill any other requirements forth in this Section 9.03) to reimburse Landlord or such receiver, for all amounts incurred in connection with the Work, and any costs not reimbursed to such parties shall be paid by Tenant to Landlord (or such other party) on demand, together with interest thereon at the rate set forth in Section 3.04 from the date such amounts are advanced until the same are paid by Tenant.
ARTICLE 10 — EMINENT DOMAIN — [Intentionally Omitted].
ARTICLE 11 — ASSIGNMENT AND SUBLEASE
     Tenant shall not assign this Lease or sublet the Project in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or denied. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Project. Without in any way limiting Landlord’s right to refuse to consent to any assignment or subletting of this Lease, Landlord reserves the right to refuse to give such consent if (i) such proposed assignment or subletting is for less than 15,000 square feet, or (ii) in Landlord’s reasonable opinion, such proposed assignee or subtenant is not an appropriate tenant for a Class “A” office building. Notwithstanding the foregoing, Tenant may assign this Lease or sublease all or any portion of the Leased Premises without Landlord’s consent to any of the following (a “Permitted Transferee”): (i) any successor corporation or other entity resulting from a merger or consolidation of Tenant; (ii) any purchaser of all or substantially all of Tenant’s assets; or (iii) any entity which controls, is controlled by, or is under common control with Tenant. Tenant shall give Landlord at least thirty (30) days’ prior written notice of the effective date of such assignment or sublease. Any Permitted Transferee who is an assignee shall assume in writing all of Tenant’s obligations under this Lease. Tenant shall nevertheless, regardless of any transfer, assignment or sublet of all or any portion of the Leased Premises, at all times remain fully responsible and liable for the payment of rent and the performance and observance of all of Tenant’s other obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder.

ARTICLE 12 — TRANSFERS BY LANDLORD
     Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building and the Land at any time during the Lease Term and prior to the Commencement Date, and upon the assumption of Landlord’s obligations hereunder by the transferee, such sale shall operate to release Landlord from liability hereunder accruing after the date of such conveyance. Landlord shall notify Tenant of the identity and notice address of such transferee at, or promptly following the closing of such transfer.
     Section 12.02. Subordination and Estoppel Certificate. This Lease shall be subject and subordinate to any mortgage presently existing or hereafter placed upon the Building and/or Land by so declaring in such mortgage, provided that the holder of said mortgage, for itself and its successors and assigns, including, without limitation, any purchaser at foreclosure sale or by deed in lieu of foreclosure, agrees to recognize this Lease and not to disturb Tenant’s possession of the Leased Premises or use of Project so long as Tenant is not in Default hereunder. Such subordination and non-disturbance may be evidenced by a subordination and non-disturbance agreement as set forth herein. Promptly following Landlord’s request, Tenant shall execute a subordination and non-disturbance and attornment agreement which shall provide the holder shall not disturb Tenant’s right of possession so long as Tenant is not in Default, and that the Tenant shall attorn to and recognize the mortgage holder in the event that such mortgage holder succeeds to the interest of Landlord under the Lease, and further providing that the mortgage holder and its successors and assigns, as provided above, shall not be bound by, (i) any payment of Minimum Annual Rent or Additional Rent made more than one month in advance, and (ii) defaults of the Landlord under this Lease or any offset rights relating to such defaults. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument which is reasonably requested to confirm the subordination, non-disturbance and attornment obligations of this Lease. Furthermore, either party may request from the other an estoppel certificate in such form as such party may reasonably request certifying (i) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (ii) the date to which rent has been paid, (iii) that there are not, to the delivering party’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (iv) any other matters or state of facts reasonably required respecting this Lease. Such estoppel, when requested by Landlord, may be relied upon by Landlord and by any purchaser or mortgagee of the Building, or when requested by Tenant, may be relied upon by Tenant, or any assignee, subtenant or lender of Tenant. Notwithstanding the foregoing, if the mortgagee shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant shall not be in Default.
ARTICLE 13 — DEFAULT AND REMEDY
     Section 13.01. Default. The occurrence of any of the following shall be a “Default”:
     A. Tenant fails to pay any Monthly Rental Installment or Additional Rent within five (5) days after receipt of notice from Landlord that payment is past due, or Tenant fails to pay any other amounts past due Landlord from Tenant within ten (10) days after receipt of notice from Landlord that payment is past due.
     B. Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.
     rC. [Intentionally Omitted].
     D. Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.
     E. All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

     Tenant acknowledges and agrees that Tenant shall not be entitled to, and Landlord shall not be obligated to provide, notice of default of any monetary obligations relating to Monthly Rental Installments or Tenant’s regular monthly installments of Building Expenses (if applicable) under this Lease more than two (2) times during any calendar year.
     Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:
     A. Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.
     B. Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord; and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy which Landlord may have. Upon the termination of possession, Landlord may (i) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, provided such rent, terms and conditions are reasonable and consistent with the market, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the “Accelerated Rent Difference”), or (ii) without re-letting, declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term, including the amount of Building Expenses, which shall be based on the average amount due for the calendar year in which the termination occurs, less the present value (discounted at the Prime Rate) of all net rent, including the amount of Building Expenses, that Landlord reasonably estimates that Landlord will receive via a reletting of the Leased Premises for the balance of the Lease Term, to be immediately due and payable as liquidated damages (the “Accelerated Rent”). Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the Accelerated Rent, whichever is applicable, (B) all loss or damage which Landlord may sustain by reason of Tenant’s Default, which are not included in the Accelerated Rent Difference or Accelerated Rent (“Default Damages”), which may include without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements and brokers’ commissions and attorneys’ fees, and (C) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).
     C. Landlord may terminate this Lease and declare the Accelerated Rent to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.
     D. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.
     E. Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.
     F. If Landlord terminates this Lease or Tenant’s right to possession, Landlord shall use reasonable efforts to mitigate damages hereunder, consistent with applicable law. If Landlord has not terminated this Lease or Tenant’s right to possession, Landlord shall have no obligation to mitigate except as required by applicable law and may permit the Leased Premises to remain vacant or abandoned. Landlord shall not be deemed to have failed to mitigate if it incurs reasonable reletting costs and make reasonable efforts to relet the Project. Notwithstanding the foregoing, Tenant shall retain the burden of pleading mitigation of damages as an affirmative defense and retain the burden of proof.
     Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord’ is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, without court order.
     Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Project, including the rents and sales, insurance or condemnation proceeds therefrom, for the collection of such judgment; and Tenant further agrees that no other assets of Landlord, other than as set forth above, shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.
     Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.
     Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for the reasonable attorneys’ fees incurred thereby. As used herein, “judgment” shall include any unappealable or unappealed ruling or finding of an arbitrator or mediator, if applicable.
ARTICLE 14 — LANDLORD’S RIGHT TO RELOCATE TENANT
[Intentionally Omitted].
ARTICLE 15 — RESPONSIBILITIES REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES.
     Section 15.01. Environmental Definitions.
     A. “Environmental Laws” — All present or future federal, state and municipal laws, codes, orders, decrees, ordinances, rules and regulations applicable to the environmental and ecological condition of the Project, as well as the rules and regulations of the Federal Environmental Protection Agency or any other federal, state or municipal agency or governmental board or entity regulating, relating to, or imposing liabilities or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance, material, gas, or petroleum product, and having jurisdiction over the Project.
     B. “Hazardous Substances” — Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products. “Hazardous Substances” shall not include ordinary or customary office or cleaning supplies, materials or solutions or other items used and stored in the ordinary course of Tenant’s operation of the Permitted Uses in compliance with applicable Environmental Laws.
     Section 15.02. Compliance. As to Tenant’s use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances, Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws including any notice from any source issued pursuant to the Environmental Laws or issued by any insurance company whether such notice shall be served upon Landlord or Tenant.
     Section 15.03. Restrictions. Tenant shall operate its business on and about the Leased Premises in compliance with all Environmental Laws. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Project, or the transportation to or from the Leased Premises of any Hazardous Substances.
     Section 15.04. Notices, Affidavits, Etc. Each party shall immediately notify the other party hereto of (i) any violation by such party, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the Leased Premises, Land or Building, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, Land or Building and shall immediately deliver to the other party any notice received by such party relating to (i) and (ii} above from any source. Tenant shall execute reasonable affidavits, representations and the like within twenty (20) days of Landlord’s request (such request not to be made more than once per calendar year unless Landlord has reason to believe a violation of Environmental

Laws exists upon the Leased Premises) therefor concerning Tenant’s best knowledge regarding the presence of any Hazardous Substances on, under or about the Project. Landlord shall provide to Tenant any environmental inspection report which Landlord or its agents, contractors or employees receive with respect to the Project, promptly after receipt and Tenant’s written request.
     Section 15.05. Landlord’s Rights. Landlord and its agents shall have the right, but not the duty, at Landlord’s sole cost and expense, subject to the terms of Section 5.03 hereof, upon advance notice (except in the case of emergency when no notice shall be required) to inspect the Project and conduct tests thereon to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or whether there are Hazardous Substances on, under or about the Project. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby unless due to Landlord’s negligence or willful misconduct or that of Landlord’s agents, servants, employees or contractors, or violation of the terms of Section 5.03 hereof.
     Section 15.06. Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent, parent and affiliate, from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. Landlord shall indemnify Tenant and Tenant’s parent and affiliates (collectively, the “Tenant Parties”) from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Tenant in connection with any breach by Landlord of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.
     Section 15.07. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises, Land or Building prior to the Commencement Date of this Lease, except to the extent Tenant knowingly exacerbates the same.
ARTICLE 16 - MISCELLANEOUS
     Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective heirs, successors and assigns.
     Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.
     Section 16.03. Guaranty. [Intentionally Omitted].
     Section 16.04. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.
     Section 16.05. Examination of Lease. Submission of this instrument for examination or signature to Tenant does not constitute a reservation of or option for Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.
     Section 16.06. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease is the Broker, and Landlord agrees to pay all commissions due the Broker on account of this transaction pursuant to separate agreements. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto.
     Section 16.07. Notices. Any notice, request, consent, approval, demand, statement or communication required or permitted to be given under this Lease or by law shall be given in writing and shall be deemed to have been given if it is written and delivered by reputable overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Article 1 (subject to any express provision in this Lease which requires or permits such notices to be given in a different manner). When so sent, the notice shall be deemed to have been given as of the date it is received or rejected. Either party may change its address by giving written notice thereof to the other party.

     Section 16.08. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.
     Section 16.09. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord, at Landlord’s request not more frequently then once per calendar year, a copy of Tenant’s most recent certified and audited financial statements prepared as of the end of Tenant’s fiscal year. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Notwithstanding the foregoing, Landlord shall not require Tenant to deliver such financial information so long as Tenant’s (or Tenant’s parent company’s) financial statements meeting generally the above requirements are publicly available and can be obtained by Landlord at a nominal cost or no cost.
     Section 16.10. Representations and Warranties.
     (a) The undersigned represent and warrant that (i) such party is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the state under which it was organized; and (ii) the individual executing and delivering this Lease has been properly authorized to do so, and such execution and delivery shall bind such party.
     (b) Landlord represents and warrants that it is the fee simple owner of the Land and that the Land is not subject to any easements, conditions, restrictions or reservations which will materially, adversely affect the use of the Leased Premises for its Permitted Use set forth in Section 1.01J. Notwithstanding the foregoing, Tenant acknowledges that (i) certain restrictions are contained in the Covenants; and (ii) Landlord is seeking either affirmative title insurance over or the release of certain gas line easements affecting the Land which are “blanket” in nature.
     (c) To the best of Landlord’s knowledge and belief, as of the execution date of the Lease, there are no other documents recorded against the Land in the manner of private restrictions that require the regular payment of dues and assessments, other than the Covenants. Landlord agrees to obtain Tenant’s prior written consent before agreeing to any private restrictions recorded against the Land (other than the Covenants) that require the payment of dues and assessments, change the architectural standards applicable to the Leased Premises, or materially adversely affect Tenant’s use of or access to the Leased Premises, provided that Landlord may agree to new restrictions that require the payment of dues and assessments if such assessments are not included in Operating Expenses.
     Section 16.11. Option to Extend.
     (a) Grant and Exercise of Option. Provided that (i) no default has occurred and is then continuing (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord (Tenant’s creditworthiness at the Execution Date qualifies as acceptable to Landlord) and (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the term immediately preceding the Extension Term (as defined below), Tenant shall have the option to extend the Lease Term for three (3) additional periods of five (5) years each (the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving three (3) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise each option by (i) delivering to Landlord, no later than twelve (12) months prior to the expiration of the preceding term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Tenant may request that Landlord notify Tenant of the amount of Rent Adjustment at any time which is not more than eighteen (18) months prior to the expiration bf the then existing term. Landlord shall notify Tenant of the amount of Rent Adjustment within thirty (30) days after receipt of such request and Landlord and Tenant shall negotiate such Rent Adjustment in good faith. If Landlord fails to provide the amount of the Rent Adjustment within such thirty (30) day period, the date by which Tenant must exercise the option shall be postponed a like number of days. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within fifteen (15) business days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment.

     (b) Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to ninety-five percent (95%) of the fair market rent for buildings of comparable size and quality and with similar or equivalent improvements as are found in the Building, in the general location of the Easton area of Columbus, Ohio; provided, however, that in no event shall the Minimum Annual Rent during any Extension Term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.
     Section 16.12. Signage. Landlord shall provide Tenant with an allowance for signage as provided in the Building Description and the Plans and Specifications. Any changes requested by Tenant to the initial signage as provided in the Building Description and Plans and Specifications shall be made by Change Order pursuant to Section 2.02(d) above and all signage shall be subject to Landlord’s prior approval and in compliance with any codes and applicable covenants. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.12. Tenant agrees to maintain all signage in a good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any damage to the Building and/or Land. With respect to the Park identification sign (the “Park Sign”) to be constructed on the Land, Landlord and Tenant understand that Morso Holding Co., a Delaware corporation (“Morso”), will be providing a side letter to Tenant addressing any restrictions being imposed upon the Park Sign. Landlord shall not be responsible, nor have any liability, for any enforcement of the terms of such side letter. Except for the Park Sign and the right of Landlord to place a “for Lease” sign on the Land at a location which is reasonably acceptable to Tenant, if Tenant does not timely exercise any renewal option, Landlord shall place no other signage on the Project without Tenant’s consent, in Tenant’s sole discretion.
     Section 16.13. Consents and Approvals. Whenever under this Lease the consent or approval of either Landlord or Tenant is required, such consent or approval shall not be unreasonably withheld, conditioned or delayed, unless otherwise specifically provided in this Lease.
     Section 16.14. Time. TIME IS OF THE ESSENCE OF EACH TERM AND PROVISION OF THIS LEASE.
     Section 16.15. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.
     Section 16.16. Agency Disclosure. Tenant acknowledges having previously received the Agency Disclosure Statement attached hereto as Exhibit E. The broker set forth in Section l.01(j) above, its agents and employees, have represented only Landlord, and have not in any way represented Tenant, in the marketing, negotiation, and completion of this lease transaction.
     Section 16.17. Contingencies. [Intentionally Omitted].
     Section 16.18. Counterpart Signatures; Facsimile Signatures. This Lease may be executed in counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same instrument. Transmission of a facsimile signature page (by telephone facsimile transmission or electronic mail) shall have the same binding effect as delivery of an original counterpart, but the parties agree to promptly deliver original counterpart signatures for confirmatory purposes only.
     Section 16.19. Exhibits and Schedules. All Exhibits, Schedules, Riders, Attachments and Addenda attached hereto, if any, and identified with this Lease are incorporated herein by this reference as if fully set forth herein.
     Section 16.20. Roof Rights. Tenant shall have the right during the Lease Term to install, operate, maintain and replace cellular communications antennae, signal repeaters, satellite dishes and/or telecommunication equipment upon the roof of the Building without the Landlord’s consent. Tenant shall be responsible for obtaining all necessary permits for such rooftop use, and Tenant’s installations shall conform to all applicable Laws. At the expiration or sooner termination of the Lease Term, Tenant shall remove all such equipment from the roof(s), and repair any damage to the roof(s) caused by such installation and/or removal. Tenant shall be responsible for all costs and expenses relating to equipment installation, maintenance, utilities and removal of such equipment, including (without limitation) the repair of any damage to the roof caused by such installation, operation, maintenance and removal. Tenant shall have the exclusive right to use and occupancy of the roof of the Building and any exterior walls of the Building, provided, Tenant shall nevertheless be subject to obtaining Landlord’s written consent for rights not specifically granted under this Lease.
     Section 16.21. Automatic Extension. In the event, following the exercise by Tenant or its assignee of Tenant’s option to purchase the real property adjacent to the Land (the “Adjacent Land”), Tenant, or any of its affiliates enters into a lease (the “Adjacent Lease”) for a building located thereon and/or on the Land, as depicted in Exhibit F attached hereto and incorporated herein by reference or otherwise pursuant to this Section 16.21 and Section 16.22, and provided that the term of the Adjacent Lease is longer than the Lease Term, the Lease Term shall be extended to be coterminous with the term of the Adjacent Lease. The Minimum Annual Rent during such extended term shall be an amount equal to ninety-five percent (95%) of the Minimum Annual Rent then being quoted by Landlord to prospective renewal tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park; provided, however, that in no event shall the Minimum Annual Rent during such extension term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for such extension term and shall be paid at the same time and in the same manner as provided in the Lease. Tenant agrees that if Landlord is not the landlord under the Adjacent Lease, Tenant shall provide Landlord with a copy of the Adjacent Lease within fifteen (15) days of the full execution thereof.
     Section 16.22. Expansion on Adjacent Land. In the event Tenant or its assignee (in such capacity, the “Adjacent Land Owner”) exercises its option to purchase the Adjacent Land, Tenant and Landlord acknowledge that Tenant may desire to have the expansion building constructed partially on the Land and partially on the Adjacent Land, as illustrated on Exhibit F, which exhibit is attached solely for purposes of illustration and shall not bind Landlord or Tenant to any future expansion plan, or otherwise in a manner which results in the expansion building being located partially on the Adjacent Land and partially on the Land. Upon Tenant’s written request, Landlord shall cooperate in good faith with the Adjacent Land Owner at no cost or expense to Landlord, (including, but not limited to, attorney fees, transfer fees, utility relocation costs, and due diligence expenses), by either, at Landlord’s option, (a) exchanging with the Adjacent Land Owner a portion of the Land for up to an equal amount of the Adjacent Land; or (b) conveying a portion of the Land to the Adjacent Land Owner without accepting a conveyance of any portion of the Adjacent Land and entering an easement agreement in form reasonably satisfactory to Landlord, as may be necessary for accommodating the parking needs for the Building and expansion building. Landlord’s obligations under this Section 16.22 are subject to obtaining any applicable lender approvals, and any exchange or granting of easements shall additionally be in compliance with and subject to all laws, governmental regulations, and matters of record in Office of the Recorder of Franklin County, Ohio. Landlord agrees that it will make a good faith effort to obtain all approvals necessary from its lenders.
     Section 16.23. Incentive Money Pass-Through. Landlord represents to Tenant that, in connection with Landlord’s acquisition of the Land, Landlord has negotiated with MORSO Holding Co., the seller of the Land (“Seller”), the right to receive 57.143% (up to a maximum amount of One Million Dollars ($1,000,000.00)) of any money that the Seller receives from the City of Columbus, Ohio as reimbursement for certain roadway and utility improvements being constructed by the Seller. Landlord agrees that any such money, to the extent actually received by Landlord from the Seller, shall be promptly paid by Landlord to Tenant as and when received. Landlord shall have no liability to Tenant due to the non-receipt of any such funds from the Seller, and in no event shall Tenant have the right to off-set any such amounts against the rent payable hereunder. Landlord shall make commercially reasonable efforts to enforce the obligation of Seller (under that Real Estate Purchase Agreement dated August 25, 2006) to pass through to Landlord such reimbursed funds, provided such enforcement is not at Landlord’s expense.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

ADS PLACE PHASE I, LLC,
a Delaware limited liability company

By:	Duke Construction Limited Partnership, an Indiana limited partnership, its Manager

	By:	Duke Business Centers Corporation, an Indiana corporation, its general partner

By:

Printed: James T. Clark

Title: Sr. V.P.
STATE OF OHIO
COUNTY OF FRANKLIN
Before me, a Notary Public in and for said County and State, personally appeared James T. Clark by me known to be the Sr. V.P. of Duke Business Centers Corporation, an Indiana corporation, the general partner of Duke Construction Limited Partnership, an Indiana limited partnership, the Manager of ADS PLACE PHASE I, LLC, a Delaware limited liability company, who acknowledged the execution of the foregoing “Lease Agreement” on behalf of said company.
     WITNESS my hand and Notarial Seal this 25th day of August 2006.

Notary Public

Printed Signature: Teresa L. Ross
My Commission Expires: June 23, 2007
My County of Residence: Franklin
[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

TENANT:

ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation

By:

Printed: Daniel T. Groomes

Title: Sr. Vice President

STATE OF OHIO
) SS:
COUNTY OF FRANKLIN	)
Before me, a Notary Public in and for said County and State, personally appeared Daniel Groomes by me known to be the Senior Vice President of Alliance Data, who acknowledged the execution of the foregoing “Lease Agreement” on behalf of said Delaware corporation.
     WITNESS my hand and Notarial Seal this 18th day of August, 2006.

Notary Public

Judith Belba
Printed Signature
My Commission Expires: 07/09/2010
My County of Residence: Franklin

PHG/JLE/dj
01/18/07
FIRST LEASE AMENDMENT
     THIS FIRST LEASE AMENDMENT (the “Amendment”) is executed this ___ day of January, 2007, by and between ADS PLACE PHASE I, LLC, a Delaware limited liability company (“Landlord”), ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a certain lease dated August 25, 2006 (the “Lease”), whereby Tenant leased from Landlord certain premises consisting of approximately 198,602 rentable square feet of space (the “Leased Premises”) located in an office building to be constructed at Easton, Franklin County, Columbus, Ohio; and
     WHEREAS, Landlord and Tenant desire to amend the Lease whereby Alliance Data Systems Corporation, a. Delaware corporation (“Alliance”), will be tire guarantor to the Lease, all as more particularly set forth herein; .
     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other valuable consideration, the receipt and adequacy which is hereby acknowledged, and the foregoing premises, the mutual covenants herein contained and each act performed hereunder by the parties, Landlord and Tenant hereby enter into this Amendment.
     1. Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein.
     2. Amendment of Section 1.01.” Basic Lease Provisions and Definitions. Section 1.01H of the Lease is hereby deleted in its entirety and the following is substituted in lieu thereof:
          “H. Guarantor: Alliance Data Systems Corporation, a Delaware corporation.”
     3. Amendment of Section 16.03. Guaranty. Section 16.03 of the Lease is hereby amended by incorporating the following:
     “In consideration of Landlord’s leasing the Leased Premises to Tenant, Tenant shall provide Landlord with a Guaranty of Lease in the form attached hereto as Exhibit H, executed by the Guarantor.”
     4. Representations and Warranties. The undersigned represents and warrants to Landlord that (i) Tenant is duly organized, validly existing and in good standing in accordance with the laws of the state under which it is organized; (ii) all action necessary to authorize the execution of this Amendment has been taken by Tenant; and (iii) the individual executing and delivering this Amendment on behalf of Tenant has been authorized to do so, and such execution and delivery shall bind Tenant. Tenant, at Landlord’s request, shall provide Landlord with evidence of such authority.

     5. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to Landlord and Tenant.
     6. Definitions. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease.
     7. Incorporation. This Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:

ADS PLACE PHASE I, LLC,
a Delaware limited liability company

By:	Duke Construction Limited Partnership, an Indiana limited partnership, its Manager

	By:	Duke Business Centers Corporation, an Indiana corporation, its general partner

By:

Printed: James T. Clark

Title: Sr. V.P.

STATE OF OHIO	) SS:

COUNTY OF FRANKLIN	)
     Before me, a Notary Public in and for said County and State, personally appeared James T. Clark, by me known to be the Sr. V.P., of Duke Business Centers Corporation, an Indiana corporation, the general partner of Duke Construction Limited Partnership, the manager of ADS Place Phase I, LLC, a Delaware limited liability company, who acknowledged the execution of the foregoing “First Lease Amendment” on behalf of said company.
     WITNESS my hand and Notarial Seal this 2nd day of February, 2007.

Notary Public

My Commission Expires:
Printed Signature: Lauren H. McElhaney
10/19/09

My County of Residence:

Franklin

TENANT:
ADS ALLIANCE DATA SYSTEMS, INC,
a Delaware corporation

By:

Printed: Daniel T. Groomes

Title: Sr. Vice President
STATE OF OHIO
COUNTY OF
FRANKLIN
  Before me, a Notary Public in and for said County and State, personally appeared Daniel T. Groomes, by me known to be the Sr. Vice President, of ADS Alliance Data Systems, Inc., a Delaware corporation, who acknowledged the execution of the foregoing “First Lease Amendment” on behalf of said corporation.
     WITNESS my hand and Notarial Seal this 1st day of February, 2007.
Notary Public:
Printed Signature: Nancy C. Wiseman
My Commission Expires: 06/28/2009
My County of Residence: Franklin

EXHIBIT H
UNCONDITIONAL GUARANTY OF LEASE
     This Unconditional Guaranty of Lease is entered into as of the ___ day of January, 2007, by the undersigned, ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (“Guarantor”).
RECITALS
     WHEREAS, ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Tenant”) entered into a certain Lease with ADS PLACE PHASE I, LLC, a Delaware limited liability company (“Landlord”), for certain space located in an office building to be constructed at Easton, Franklin County, Columbus, Ohio (together with the Amendment, defined below, the “Lease”); and
     WHEREAS, Landlord and Tenant are contemporaneously entering into an amendment -(“Amendment”) to the Lease naming Guarantor and that Guarantor guarantees the obligations upon the terms and conditions set forth below; and
     WHEREAS, Guarantor is willing and agrees to enter into this Unconditional Guaranty of Lease upon the following terms and conditions; and
     WHEREAS, Guarantor is the parent company of Tenant and will be benefited by the Lease;
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:
     1. Guarantor hereby becomes surety for and unconditionally guarantees the prompt payment of all rents, additional rents and other sums to be paid by Tenant under the terms of the Lease, including any renewals or extensions thereof; (such payment obligations to be referred to collectively as “Obligations”), hi the event Tenant defaults in the performance of the Obligations, Guarantor hereby promises and agrees to pay to Landlord all rents and any arrearages thereof-and any other amounts that may be or become due.’
     2. As conditions of liability pursuant to this Guaranty, Guarantor hereby unconditionally waives (a) any notice of default by Tenant in the payment of rent or any other amount or any other term, covenant or condition of the Lease; (b) any requirement that Landlord exercise or exhaust its rights and remedies against Tenant or against any person, firm or corporation prior to enforcing its rights against Guarantor, and (c) any and all rights of reimbursement, indemnity, subrogation or otherwise which, upon payment under this Guaranty, Guarantor may have against Tenant.
     3. Landlord and Tenant may, without notice to Guarantor, and Guarantor hereby consents thereto, modify or otherwise change or alter the terms and conditions of the Lease.

     4. Guarantor hereby agrees, upon the request of Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying, if this be the fact, that this Guaranty of the referenced Lease is unmodified, in full force and effect, and there are no defenses or offsets thereto; certifying that the referenced Lease is unmodified, in full force and effect, and there are no defenses or offsets to such Lease (or if modified, that the Lease is in full force and effect as modified and that this Guaranty extends to and fully covers such Lease, as modified); and certifying the dates to which Minimum Annual Rent, Annual Rental Adjustment, if any, and any other additional rentals have been paid,
     5. In the event Tenant fails during the term of this Lease to pay any rent, additional rent or other payments when due, Guarantor, upon demand of Landlord, shall make such payments and perform such covenants as if they constituted the direct and primary obligations of Guarantor.
     6. The rights and obligations created by this Guaranty shall inure to the benefit of and be binding upon the successors, assigns and legal representatives of Guarantor and Landlord,
     7. Anything herein or in the Lease to the contrary notwithstanding, Guarantor hereby acknowledges and agrees that any security deposit or other credit in favor of the Tenant may be applied to cure any Tenant default or offset any damages incurred by Landlord under the Lease, as Landlord determines in its sole and absolute discretion, and Landlord shall not be obligated to apply any such deposit or credit to any such default or damages before bringing any action or pursuing any remedy available to Landlord against Guarantor. Guarantor further acknowledges that its liability under this Guaranty shall not be affected in any manner by such deposit or credit, or Landlord’s application thereof.
[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

     IN WITNESS WHEREOF, Guarantor has executed this Unconditional Guaranty of Lease as of the date set forth above.

“GUARANTOR”

ALLIANCE DATA SYSTEMS CORPORATION,
a Delaware corporation

By:

Printed: Michael D. Kubic

Title: Senior Vice President

Federal I.D. No.: 31-1429215

STATE OF TEXAS
)SS:
COUNTY OF COLLIN
     Before me, a Notary Public in and for said County and State, personally-appeared Michael D. Kubic, by me known and by me known to be the Senior Vice President of Alliance Data Systems Corporation, a Delaware corporation, who acknowledged the execution of the above and foregoing Unconditional Guaranty of Lease on behalf of said corporation.
WITNESS my hand and Notarial Seal this 29th day of January, 2007

Notary Public:

Printed Signature : Kelli W. Hunt

My Commission Expires: 8-1-2007

My County of Residence: Dallas